Exhibit 99.1

Longeveron Inc. Provides Corporate Update and Reports Second Quarter 2022 Financial Results

—Longeveron’s Phase 2a trial of Lomecel-B for patients with mild Alzheimer’s Disease proceeding on schedule, currently at 50% enrollment

– Japanese Pharmaceuticals and Medical Devices Agency Accepts Amended Aging Frailty study design August 8, 2022, allowing the trial to begin

– Top-line findings from the second phase of the Phase1/2 HERA trial show that the primary endpoint for safety was met in the randomized placebo-controlled portion of the study

–$27 million in cash, cash equivalents and short-term investments as of June 30, 2022, expected to be sufficient to fund operations into 2024

–Conference call scheduled for 8:30 a.m. ET today–

Miami, Florida - August 12, 2022— Longeveron Inc. (NASDAQ: LGVN) (“Longeveron” or “Company”), a clinical stage biotechnology company developing cellular therapies for chronic aging-related and life-threatening conditions, today provided a business update and reported its financial results for the second quarter ended June 30, 2022.

“Longeveron has made steady progress advancing Lomecel-B, our lead medicinal signaling cell (MSC) therapy product, through clinical trials for four different indications,” said Chris Min, M.D., Ph.D., Interim Chief Executive Officer and Chief Medical Officer. “Today I am proud to announce multiple updates on all of our projects. First, we have enrolled 50% of our planned patient population of 48 in our Phase 2a trial of Lomecel-B in patients with mild Alzheimer’s Disease. Furthermore, a pre-planned total of 89 patients have been consented to undergo eligibility screening, and we expect to fully enroll the study on schedule.”

“In addition, on August 8, 2022, the Japanese Pharmaceuticals and Medical Devices Agency (PMDA) accepted an amendment to our Japanese Aging Frailty Trial. We reevaluated our Aging Frailty strategy in Japan given the large unmet need there, and the supportive regulatory framework including the pathway recognizing the therapeutic potential of cell therapies through the Act on the Safety of Regenerative Medicine (ASRM). ASRM approval, if granted, could allow Longeveron to provide Lomecel-B in Japan at selected sites, permitting us to enter the market in that country on an accelerated basis. We have increased confidence in the near-term, value-driving opportunity in Japan.”

“We also announced that we met the primary safety endpoint in the randomized phase of our Phase 1/2 ‘HERA’ Aging Frailty trial. In that study, Lomecel-B does not appear to interfere with the potency of vaccines such as HD Fluzone® in the adult population with aging frailty.”

“In the remainder of 2022 through early 2023, we expect to publish manuscripts for the ELPIS 1 trial and for the previously completed Phase 2b study in Adult Frailty in quality peer-reviewed journals, enroll the first Japanese patient with aging frailty in our Phase 2 study in that country, as well as complete enrollment of our Phase 2a trial in Alzheimer’s Disease.”

Second Quarter Business Updates:

Lomecel-B for Alzheimer’s Disease:

●	In January, Longeveron initiated a 48-patient, 4-arm, parallel design, randomized (1:1:1:1) Phase 2a clinical trial of Lomecel-B to evaluate the safety of single and multiple infusions of two different dose levels of Lomecel-B compared to placebo in patients with mild Alzheimer’s Disease (AD). The primary endpoint is safety meaning the occurrence of SAEs within the first 30 days after administration of Lomecel-B; secondary and exploratory endpoints include brain volumetry by MRI, biomarkers relevant to inflammation and endothelial/vascular systems and measures of cognitive function. The study is at the 50% enrollment threshold (n=24 patients randomized) and remains on track to complete enrollment by the end of 2022.

●	In August at the Alzheimer’s Association International Conference (AAIC), Longeveron presented a poster describing the design of the Company’s ongoing Phase 2a trial of Lomecel-B in Alzheimer’s Disease. The poster was titled: “The Effects of Multiple Doses of Lomecel-B, Longeveron’ s Cell-based Therapy, on Alzheimer’s Disease: Study Design and Rationale of this Phase 2a Multi-center Clinical trial.”

Lomecel-B for Hypoplastic Left Heart Syndrome (HLHS):

●	The ELPIS II trial (Phase 2a) has fully activated all 12 clinical sites and continues to enroll infants with HLHS. We intend to provide further guidance on overall timelines for ELPIS II when a sufficient portion of the intended treatment population have been enrolled. EPLIS II is a 38-patient, randomized (1:1), blinded, controlled Phase 2a clinical trial intended to evaluate the safety and efficacy of intramyocardial injection of Lomecel-B in infants with HLHS who are undergoing Stage II reconstructive cardiac surgery. Lomecel-B for HLHS has received both Rare Pediatric Disease and Orphan Drug Designations by the United States Food and Drug Administration (FDA).

●	The Company recently posted a manuscript entitled “Intramyocardial cell-based therapy during bidirectional cavopulmonary anastomosis for hypoplastic left heart syndrome: The ELPIS phase I trial” on the preprint server MedRxiv. The paper will now undergo peer review prior to publication of the final study report. Longeveron previously announced top-line data from ELPIS I in September 2021.

Lomecel-B for Aging Frailty:

●	Alongside its clinical partners at the National Center for Geriatrics & Gerontology (NCGG; Nagoya), and Juntendo University Hospital (Tokyo), and in collaboration with Principal Investigator Hidenori Arai, M.D., Ph.D., President of the National Center for Geriatrics and Gerontology, the Company reengaged with the PMDA on August 8th to amend the design of the planned Phase 2 Aging Frailty trial with the goal of strengthening the Company’s long-term regulatory strategy in Japan. The proposed amendment was accepted by PMDA on August 8, 2022, and initiation of the trial is proceeding with the expectation of enrolling the first patient before the end of 2022.

●	Longeveron today announced its top-line findings from the second phase of the Phase1/2 HERA trial, and that the study met the primary endpoint for safety in the randomized placebo-controlled portion. This two-part trial was primarily a study to examine the safety of combining Lomecel-B™ with influenza vaccination. Longeveron met its primary endpoints for safety based on the clinical trial design.

The first phase of the study was open label, enrolled 22 subjects, and was previously reported in the S1 during the Initial Public Offering in February 2021. The second phase was randomized and placebo controlled. A total of 40 subjects were enrolled over two flu seasons. The trial measured exploratory biomarkers designed to assess whether Lomecel-B™ augmented immune responses following influenza vaccination. This biomarker evaluation was performed with descriptive statistics and the study was not powered to make definitive conclusions regarding these biomarkers.

Main Findings:

1.	The study met its primary safety endpoint in the randomized placebo-controlled portion evaluating the safety and tolerability of Lomecel-B™ when given one week before with trivalent High Dose (HD) Fluzone® in older adults.

2.	The study examined humoral immune responses over two flu seasons using strain-specific hemagglutination inhibition (HAI) antibody titer measurement assay. There was only one strain in common in the vaccine formulation of HD Fluzone® across both study seasons, Influenza B/Colorado/06/2017-like virus (B/Victoria/2/87 lineage). The results showed that HAI antibody responses in the Lomecel-B™ and placebo groups to this Colorado strain were not statistically different.

3.	In a finding suggesting Lomecel-B™ agments non-specific immune responses in older adults, there was a 91% increase in HAI antibody responses to the Influenza B/Phuket/3073/2013-like virus (B/Yamagata/16/88 lineage) strain which was not a component of HD Fluzone®, thus representing a possible heterotypic response..

4.	Among several assessments of aging frailty, the study found that participants receiving Lomecel-B™ appeared to have an increase in scores at one year in a participant reported outcome (PRO) measure called the PROMIS Physical Function instrument, compared to a decrease in the placebo group. In addition, at 6 months, Lomecel-B™-treated participants had an average change in 6-minute walk test that was 18 meters greater than participants receiving placebo. This is similar to results seen in previous studies such as the Phase 2b trial in Adult Frailty.

As a result of these findings, Longeveron plans to pursue additional studies of the immune system and will be making highly sophisticated measures of B-cell responses using samples obtained in the study. B-cells are the cells that mount the antibody responses to vaccination. These new study findings continue to broaden Longeveron’s database regarding the potential impact of Lomecel-B™ in diseases of aging, such as Aging Frailty and Alzheimer’s Disease. Longeveron plans to publish the full study results once all study assessments are finalized.

“Like any intervention to be applied in older adults, proving safety of Lomecel-B is the critical and necessary first step, and this trial has achieved that,” said Dr. Sean Leng, a board-certified geriatrician, Professor of Medicine, Molecular Microbiology and Immunology at Johns Hopkins University School of Medicine and Bloomberg School of Public Health, and Director of Johns Hopkins Center on Aging and Immune Remodeling (JH CAIR). “The result suggestive of potential boosting effect on heterotypic antibody response to HD Fluzone® is very encouraging. The planned in-depth B cell studies including plasmablast response to the vaccine is an extremely important next step as it will provide further insights into potentially beneficial impact of Lomecel-B on the aging immune system with significant clinical relevance to senior health.”

●	Longeveron is submitting a manuscript detailing the full Phase 2b Aging Frailty trial results to a high-quality peer-reviewed journal. Top-line results from the Phase 2b Aging Frailty trial were previously announced in August 2021.

Lomecel-B for Acute Respiratory Distress Syndrome (ARDS) caused by either Covid-19 or Influenza Infection:

●	The two-cohort, 70-patient Phase 1 trial continues to screen subjects at three participating centers in the U.S. Screening and enrollment for this study has been slower than expected mainly due to fewer hospitalizations related to ARDS from Covid as well as a change in the availability of treatment options for these patients. It is anticipated that enrollment will continue through 2022.

Financial Results for Second quarter Ended June 30, 2022

Revenue: Revenue for each of the second quarters of 2022 and 2021 was $0.5 million. Revenue consisted of:

●	Clinical trial revenue, which comes from the Bahamas Registry Trial, for the three months ended June 30, 2022, and 2021 was $0.3 million and $0.2 million, respectively, representing a 59% improvement in performance due to an improvement in circumstances as travel has increased since the pandemic as well as an improvement in delivery of services. Clinical trial revenue for the three months ended June 30, 2022, was approximately $0.1 million, or 59%, higher when compared to the same period in 2021. During the second quarter of 2022, clinical trial revenue increased as a result of an increase in participant demand.

●	Grant revenue for the three months ended June 30, 2022, was approximately $0.2 million, or 54% lower when compared to the same period in 2021, primarily due to a reduction in grant funds available due in part to the completion of the grant-funded clinical trials.

R&D Expenses: Research and development expenses in the second quarter 2022 were $1.7 million compared to $2.0 million for the same period in 2021. The decrease of $0.3 million, or 12%, was primarily due to a decrease in equity-based compensation allocated to research and development expenses which decreased from $0.8 million for the three months ended June 30, 2021, to $0.1 million for the same period in 2022. However, this was offset by an increase of $0.5 million in research and development expenses that were not reimbursable by grants.

G&A Expenses: General and administrative expenses in the second quarter 2022 were $2.4 million compared to $3.2 million for the same period in 2021. The decrease of approximately $0.8 million, or 26%, was primarily related to a decrease of $0.7 million in equity-based compensation expenses allocated to general and administrative expenses. However, expenses related to legal and consulting services increased by $0.2 million in the three months ended June 30, 2022, compared to the same period in 2021.

Non-operating Lawsuit expense: Non-operating Lawsuit expense for the three months ended June 30, 2022, was approximately $1.4 million. Additional detail can be found in Part II, Item 1 “Legal Proceedings” of this Quarterly Report on Form 10-Q. Legal expenses incurred in ordinary business activities are reported within general and administrative expenses.

Net Loss: Net loss was $5.6 million in the second quarter 2022 compared to $5.0 million for the same period in 2021.

Per Share: Net loss per share was $0.27 in the second quarter 2022 compared to $0.26 for the same period in 2021.

Cash and short-term investments: Cash and short-term investments was $27.0 million and $35.0 million as of June 30, 2022, and December 31, 2021, respectively.

Financial Outlook

We believe, based on the current operating plan and financial resources, that our existing cash and short-term investments will be sufficient to cover expenses and capital requirements into the first half of 2024.

Conference Call and Webcast

Management will host a conference call today at 8:30 a.m. Eastern Time to discuss the Company’s second quarter 2022 financial results and provide a business update.

Dial-in Number

U.S. Dial-in Number: 844-200-6205

Canada Dial-in Number: 833-950-0062

All Other Locations Dial-in Number: 929-526-1599

Access code: 788626

U.S. Replay Dial-in Number: 866-813-9403

Canada Replay Dial-in Number: 226-828-7578

All Other Locations Dial-in Number: 44-204-525-0658

Conference ID: 924827

An audio webcast of the call may also be accessed from the ‘Investors’ page of the Longeveron website at www.longeveron.com. A replay of the call will be available on the Longeveron website shortly after completion of the call.

About Longeveron Inc.

Longeveron is a clinical stage biotechnology company developing cellular therapies for specific aging-related and life-threatening conditions. The Company’s lead investigational product is the Lomecel-B™ cell-based therapy product, which is derived from culture-expanded medicinal signaling cells (MSCs) that are sourced from bone marrow of young, healthy adult donors. Longeveron believes that by using the same cells that promote tissue repair, organ maintenance, and immune system function, it can develop safe and effective therapies for some of the most difficult disorders associated with the aging process and other medical disorders. Longeveron is currently sponsoring Phase 1 and 2 clinical trials in the following indications: Alzheimer’s Disease, hypoplastic left heart syndrome (HLHS), Aging Frailty, and Acute Respiratory Distress Syndrome (ARDS). Additional information about the Company is available at www.longeveron.com.

Cautionary Note Regarding Forward-Looking Statements

Certain statements in this press release that are not historical facts are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, which reflect management’s current expectations, assumptions, and estimates of future performance and economic conditions, and involve risks and uncertainties that could cause actual results to differ materially from those anticipated by the statements made herein. Forward-looking statements are generally identifiable by the use of forward-looking terminology such as “believe,” “expects,” “may,” “looks to,” “will,” “should,” “plan,” “intend,” “on condition,” “target,” “see,” “potential,” “estimates,” “preliminary,” or “anticipates” or the negative thereof or comparable terminology, or by discussion of strategy or goals or other future events, circumstances, or effects. Factors that could cause actual results to differ materially from those expressed or implied in any forward-looking statements in this release include, but are not limited to, statements about the ability of Longeveron’s clinical trials to demonstrate safety and efficacy of the Company’s product candidates, and other positive results; the timing and focus of the Company’s ongoing and future preclinical studies and clinical trials and the reporting of data from those studies and trials; the size of the market opportunity for the Company’s product candidates, including its estimates of the number of patients who suffer from the diseases being targeted; the success of competing therapies that are or may become available; the beneficial characteristics, safety, efficacy and therapeutic effects of the Company’s product candidates; the Company’s ability to obtain and maintain regulatory approval of its product candidates; the Company’s plans relating to the further development of its product candidates, including additional disease states or indications it may pursue; existing regulations and regulatory developments in the U.S., Japan and other jurisdictions; the Company’s plans and ability to obtain or protect intellectual property rights, including extensions of existing patent terms where available and its ability to avoid infringing the intellectual property rights of others; the need to hire additional personnel and the Company’s ability to attract and retain such personnel; the Company’s estimates regarding expenses, future revenue, capital requirements and needs for additional financing; the Company’s need to raise additional capital, and the difficulties it may face in obtaining access to capital, and the dilutive impact it may have on its investors; the Company’s financial performance, and the period over which it estimates its existing cash and cash equivalents will be sufficient to fund its future operating expenses and capital expenditures requirements. Further information relating to factors that may impact the Company’s results and forward-looking statements are disclosed in the Company’s filings with the Securities and Exchange Commission, including Longeveron’s Annual Report on Form 10-K for the year ended December 31, 2021, filed with the SEC on March 11, 2022, and the Company’s Quarterly Report on Form 10-Q for the period ended March 31, 2022. The forward-looking statements contained in this press release are made as of the date of this press release, and the Company disclaims any intention or obligation, other than imposed by law, to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Investor Contact:

Elsie Yau

Stern IR, Inc.

212-698-8700

elsie.yau@sternir.com

Source: Longeveron Inc

Longeveron Inc.

Selected Balance Sheet Data

(in thousands)

	June 30, 2022	December 31, 2021
	(unaudited)
Cash	$20,224	$25,658
Short-term investments	6,837	9,385
Property and equipment	2,835	3,062
Intangible assets	2,358	2,334
Other assets	3,071	2,327
Total assets	$35,325	$42,766
Total liabilities	5,944	5,313
Total members’ equity and stockholders’ equity	29,381	37,453
Total liabilities, member’s equity and stockholders’ equity	$35,325	$42,766

Longeveron Inc.

Condensed Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2022	2021	2022	2021
Revenues
Clinical trial revenue	$340	$214	$650	$379
Grant revenue	126	275	186	486
Total revenues	466	489	836	865
Cost of revenues	306	281	376	508
Gross profit	160	208	460	357

Operating expenses
General and administrative	2,427	3,257	4,407	4,963
Research and development	1,720	1,960	3,147	3,310
Selling and marketing	234	53	521	605
Total operating expenses	4,381	5,270	8,075	8,878
Loss from operations	(4,221)	(5,062)	(7,615)	(8,521)
Other income and (expenses)
Non-operating lawsuit expense	(1,398)	-	(1,398)	-
Forgiveness of Paycheck Protection Program loan	-	-	-	300
Interest expense	-	(2)	(1)	(1)
Other income, net	(5)	54	(120)	101
Total other income and (expenses), net	(1,403)	52	(1,519)	400
Net loss	$(5,624)	$(5,010)	$(9,134)	$(8,121)
Basic and diluted net loss per share	$(0.27)	$(0.26)	$(0.44)	$(0.44)
Basic and diluted weighted average common shares outstanding	20,943,897	19,005,007	20,927,640	18,252,219

Source: Longeveron Inc.

Source: LGVN